Exhibit 3.1
FORM OF
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES B MANDATORY CONVERTIBLE PERPETUAL
CUMULATIVE PREFERRED STOCK
OF GUARANTY FINANCIAL GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Guaranty Financial Group Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon its Board of Directors by its Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the DGCL, its Board of Directors, by unanimous written consent dated June [_], 2008, duly approved and adopted the following resolution:
     RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series B Mandatory Convertible Perpetual Cumulative Preferred Stock, par value $0.01 per share, with a stated value of $51.70 per share, consisting of [___] shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions that are set forth in the Company’s Amended and Restated Certificate of Incorporation and in this Resolution as follows:
     Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series B Mandatory Convertible Perpetual Cumulative Preferred Stock” (the “Series B Preferred Stock”). The number of shares constituting such series shall be [___]. Such series shall have a par value per share of $.01.
     Section 2. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of preferred stock established after the Effective Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”) and (ii) senior to the Company’s common stock (the “Common Stock”), the Series A Junior Preferred Stock and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities ”). The Company has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided however that until such time as all of the Series B Preferred Stock have been converted into shares of Common Stock, the Company shall not, without the prior written consent of the Holders owning at least 51% of the then outstanding Series B Preferred Stock create, authorize or designate any preferred stock of any class or series having any designations, preferences, relative, participating, optional or other rights ranking senior to or on parity with those of the Series B Preferred Stock.
     Section 3. Definitions. The following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:
     “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     “Applicable Conversion Price” means the Conversion Price in effect at any given time.
     “Beneficially Own” and its correlatives have the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.
     “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Dallas, Texas are generally required or authorized by law to be closed.
     “Certificate of Designation” means this Certificate of Designation, Preferences and Rights of the Series B Mandatory Convertible Perpetual Cumulative Preferred Stock.
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended by this Certificate of Designation and as may be further amended.
     “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     For purposes of this Certificate of Designation, all references herein to the “Closing Price” and last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.
     “Common Stock” has the meaning set forth in Section 2.
     “Common Stock Equivalent” means any security convertible into, or exercisable for, shares of Common Stock.
     “Company” has the meaning set forth in the preamble of this Resolution.
     “Conversion Approvals” means the collective reference to the Stockholder Approval and the Regulatory Approvals.
     “Conversion Price” means for each share of Series B Preferred Stock, the Reference Purchase Price, provided, that such price shall be reduced by $0.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization) on the expiration of each six-month period after the Stockholder Approval Deadline if the Stockholder Approval shall not have been obtained prior to the expiration of such applicable period; provided, however, the Reference Purchase Price shall not be reduced below $3.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization) pursuant to the foregoing. The Conversion Price shall be subject to further adjustment as set forth herein.
     “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
     “DGCL” has the meaning set forth in the preamble of this Resolution.
     “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Property” has the meaning set forth in Section 11(a).
     “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
     “Fundamental Change” means the occurrence, prior to the Mandatory Conversion Date,

of the events set forth in any one of the following paragraphs:
          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (iii) below;
          (ii) within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
          (iii) there is consummated a merger, consolidation of the Company, or any direct or indirect subsidiary of the Company with any other corporation or any recapitalization of the Company (for purposes of this paragraph (iii), a “Business Event”) unless, immediately following such Business Event (a) the directors of the Company immediately prior to such Business Event continue to constitute at least a majority of the Board of Directors of the Company, the surviving entity, or any parent thereof, (b) the voting securities of the Company outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);
          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;
          (v) there is consummated an agreement for the sale, disposition, or long-term lease by the Company of substantially all of the Company’s assets, other than (a) such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition or

(b) the distribution directly to the Company’s stockholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of the Company that represent substantially all of the Company’s assets; or
     (vi) any other event that the Board of Directors, in its sole discretion, determines to be a Fundamental Change.
     Notwithstanding the foregoing, a “Fundamental Change” under clauses (i) through (v) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions.
     “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     “Junior Securities” has the meaning set forth in Section 2.
     “Liquidation Preference” means, as to the Series B Preferred Stock, the sum of (i) the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization), plus (ii) the amount of all Special Dividends payable in respect of such share that have accrued but remain unpaid, whether or not declared, together with any other dividends declared but unpaid in respect of such share.
     “Mandatory Conversion Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the second Business Day after the Company and such Holder, as applicable, have received all Conversion Approvals necessary to permit such Holder to convert such shares of Series B Preferred Stock into authorized Common Stock without such Conversion resulting in a Violation.
     “Parity Securities” has the meaning set forth in Section 2.
     “Per Share Price” means, with respect to any issuance of any class or series of Common Stock Equivalent, (A) the aggregate purchase price, including any exercise price (net of any brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, but excluding expense reimbursements and underwriting discounts, fees or commissions), paid or payable for such Common Stock Equivalents in such issuance, divided by (B) the number of shares of Common Stock into which all such Common Stock Equivalents would be converted if they were so converted immediately following such issuance.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

     “Purchase Price Per Share” means $51.70 per share of Series B Preferred Stock.
     “Record Date” has the meaning set forth in Section 4(c).
     “Reference Purchase Price” means the lower of (i) $5.17 and (ii) the price at which shares of Common Stock are sold in the Rights Offering.
     “Regulatory Approvals” means, with respect to any Holder, the receipt of approvals and authorizations of, filings and registrations with or notifications to, to the extent applicable and required to permit such Holder to acquire such Holder’s shares of Series B Preferred Stock and to convert such Holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, including, without limitation, approvals of the United States Office of Thrift Supervision and filings with the Texas Department of Insurance.
     “Reorganization Event” has the meaning set forth in Section 11(a).
     “Rights Offering” means any distribution, during the 180 day-period following the issuance of the Series B Preferred Stock, by the Company to holders of its Common Stock and/or Common Stock Equivalents of rights to subscribe for and purchase shares of Common Stock or Common Stock Equivalents.
     “Series A Junior Preferred Stock” means the shares of the Company’s Series A Junior Participating Preferred Stock, par value of $.01 per share, reserved for issuance pursuant to the Rights Agreement, dated as of December 11, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent.
     “Series B Preferred Stock” has the meaning set forth in Section 1.
     “Special Dividend” has the meaning set forth in Section 4(b).
     “Special Dividend Payment Date” has the meaning set forth in Section 4(b).
     “Special Dividend Period” has the meaning set forth in Section 4(b).
     “Special Dividend Rate” means a rate of 14.0% per annum accruing from the Effective Date until the Stockholder Approval Date provided, that such percent shall be increased by 2.0% per annum on the expiration of each six-month period after the Stockholders Approval Deadline if the Stockholder Approval shall not have been obtained prior to the expiration of such applicable period; provided, however, the Special Dividend Rate shall not exceed 18.0% per annum pursuant to the foregoing.
     “Stockholder Approval” means all stockholder approvals necessary to approve the conversion of the Series B Preferred Stock into Common Stock for purposes of the New York Stock Exchange Listed Company Manual.
     “Stockholder Approval Date” means the date on which the Stockholder Approval is obtained by the Company.

     “Stockholder Approval Deadline” means the day that is 120 days after the Effective Date.
     “Trading Day” means a day on which the shares of Common Stock:
          (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
          (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Violation” means any of the following circumstances resulting from any conversion of Series B Preferred Stock: a violation of the Stockholder Approval requirements of the NYSE Listed Company Manual, a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of any other jurisdiction, or a violation of any rules or regulations of the United States Office of Thrift Supervision.
     Section 4. Dividends and Repurchases.
     (a) If the Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock would then be convertible assuming receipt of the Conversion Approvals. Dividends payable to the Holders pursuant to this Section 4(a) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a) are paid at the same time in respect of the Series B Preferred Stock.
     (b) Dividends, for each outstanding share of Series B Preferred Stock, shall accrue and be payable only for the period commencing on the Effective Date until the Stockholder Approval Date, at an annual rate on the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization) equal to the Special Dividend Rate (such dividends, the “Special Dividend”). Special Dividends will be payable when and as declared by the Board of Directors, will be cumulative and will accrue on each share of Series B Preferred Stock during such period whether or not earned or declared. The Special Dividends shall be payable in arrears on the 90th day following the Stockholder Approval Deadline and on the last day of each six-month period thereafter (each, a “Special Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Dividends payable pursuant to this Section 4(b) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Special Dividend Period greater or less than a full Special Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on Series B Preferred Stock paid later than the scheduled Special Dividend Payment Date. Each period from and including a Special Dividend Payment Date to but excluding the following Special Dividend Payment Date is herein referred to as a “Special Dividend Period.” Special Dividends shall be paid in cash.
     (c) Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the same record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(a), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to Special Dividends, shall be on the first day of the month in which the relevant Special Dividend Payment Date occurs whether or not a Business Day.
     (d) If full Special Dividends on all outstanding shares of the Series B Preferred Stock for any Special Dividend Period have not been declared and paid, the Company shall not declare or pay dividends with respect to, or redeem, purchase or acquire (whether or not otherwise permitted under Section 4(f) below) any of, its Junior Securities other than any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to the Series A Junior Preferred Stock or any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to the Series Junior Participating Preferred Stock or any successor stockholders’ rights plan. If Special Dividends for any Special Dividend Payment Date are not paid in full on the outstanding shares of the Series B Preferred Stock and there are issued and outstanding shares of Parity Securities then all dividends declared on shares of the Series B Preferred Stock and such Parity Securities shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends per share payable on the shares of the Series B Preferred Stock pursuant to Section 4(b) and all such Parity Securities otherwise payable (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.
     (e) If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series B Preferred Stock will not have the right to receive any corresponding dividends on the Series B Preferred Stock. If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is after the Record Date for any declared dividend on the Series B Preferred Stock or the Common Stock and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.
     (f) For as long any Series B Preferred Stock remains outstanding, the Company shall not redeem, purchase or acquire any of its Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants and (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.
     Section 5. Liquidation.

     (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of the Liquidation Preference per share of Series B Preferred Stock out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. Subject to the DGCL and other applicable law, after payment of the full amount of such liquidating distributions, Holders of the Series B Preferred Stock shall be entitled to participate in any further distribution of the remaining assets of the Company as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock equal to the Liquidation Preference divided by the Applicable Conversion Price
     (b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
     (c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding up.
     Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.
     Section 7. Redemptions. The Series B Preferred Stock shall not be redeemable either at the Company’s option or at the option of Holders at any time.
     Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 9. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing (a) the Liquidation Preference by (b) the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus any cash paid in lieu of fractional shares in accordance with Section 13.
     Section 9. Conversion Procedures.
     (a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder. In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:
          (i) the Mandatory Conversion Date applicable to such Holder;

          (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
          (iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
     (b) In the event that some, but not all, of the Conversion Approvals applicable to a particular Holder are obtained, such that the Mandatory Conversion Date shall have occurred with respect to some, but not all, of the shares of Series B Preferred Stock held by such Holder, such Holder shall be entitled to select the shares to be surrendered pursuant to this Section 9 such that, after such surrender, Holder no longer holds shares of Series B Preferred Stock as to which the Mandatory Conversion Date shall have occurred. In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after delivery of the Mandatory Conversion Date, the Company shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Mandatory Conversion Date with respect any share of Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(e) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13, as applicable.
     (c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock except as otherwise provided herein.
     (d) Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to Series B and, after all shares of Series B Preferred Stock have been converted in full, available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.
     (e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
     (f) On the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered, or evidence of book-entry record ownership of such Common Stock delivered, to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
     Section 10. Anti-Dilution Adjustments.
     (a) Except as provided in Section 10(c), the Conversion Price shall be subject to the following adjustments.
          (i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:
     OS0
OS1
Where,
OS0 =  the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.
OS1 =  the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.
For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.
          (ii) Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

     OS0
OS1
Where,
OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.
          (iii) Issuance of Common Stock and Common Stock Equivalents. If, during the 180-day period following the issuance of the Series B Preferred Stock, the Company issues or sells additional shares of Common Stock or Common Stock Equivalents at a Per Share Price less than the Conversion Price, then the Conversion Price in effect immediately prior to such issuance or sale will be reduced, concurrently with such issue, to the lowest Per Share Price at which any of the additional shares of Common Stock or Common Stock Equivalents are issued. After the expiration of such 180-day period, if the Company issues or sells additional shares of Common Stock or Common Stock Equivalents at less than the Current Market Price, then the Conversion Price in effect immediately prior to such issuance or sale will be equal to the following fraction:
     (OS0 x CMP) + X
OS0 + Y
Where,
OS0 = the number of shares of Common Stock outstanding immediately prior to the date such issue or sell.
CMP = Current Market Price.
X = the aggregate consideration received by the Company for the additional shares of Common Stock or Common Stock Equivalents so issued or sold.
Y = the total number of additional shares of Common Stock so issued or sold and the maximum number of additional shares of Common Stock issuable upon exercise or conversion of Common Stock Equivalents so issued or sold.
For the purposes of this clause (iii), the Company shall assume that the number of shares of Common Stock issuable upon the exercise or conversion of all Common Stock Equivalents (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) shall be deemed to have been issued and outstanding and the Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the actual issuance of the Common Stock Equivalents taking into account the value of such consideration (if other than cash, to be determined by the Board of Directors) excluding any bona fide third party commissions or expenses paid by the Company.
          (iv) Debt or Asset Distributions. If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in exchange for consideration in an amount less than the fair market value of the property so distributed then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:
     SP0 – FMV
SP0
Where,
SP0 = the Current Market Price per share of Common Stock on such date.
FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:
     MP0
MP0 + MPs
Where,
MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.
MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
          (v) Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series B Preferred Stock pursuant to Section 4(a), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:
     SP0 – DIV
SP0
Where,
SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.
DIV = the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.
In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.
          (vi) Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:
      OS0 x SP0
AC + (SP0 x OS1)
Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.
AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
          (vii) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     (b) The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.
     (c) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided , that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
          (ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(a)), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.
          (iii) The Applicable Conversion Price shall not be adjusted:
               (A) with respect to the Rights Offering;
               (B) upon the issuance of securities pursuant to (i) that certain Investment Agreement, dated May 26, 2008, between the Company and TRT Financial Holdings, LLC, as amended on May 29, 2008, or (ii) that certain Letter Agreement dated June 7, 2008 between the Company and Icahn Partners LP, both as in effect on the date hereof, without giving effect to any further amendments.
               (C) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
               (D) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
               (E) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not amended thereafter;
               (F) for a change in the par value or no par value of Common Stock; or
               (G) for accrued and unpaid dividends on the Series B Preferred Stock.
     (d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.
     (e) Notwithstanding anything to the contrary in this Section 10 or otherwise in this Certificate of Designation, the Company shall not take any action that would result in the Conversion Price being adjusted to below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock. Additionally, under no circumstances will the number of shares of Common Stock deliverable upon conversion of the

Series B Preferred Stock exceed (when taken together with all other outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue.
     Section 11. Reorganization Events.
     (a) In the event of:
          (i) any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
          (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
          (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or
          (iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, remain outstanding but shall become convertible, at the option of the Holders, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible assuming the receipt on the date such option is exercised of all Conversion Approvals (such securities, cash and other property, the “Exchange Property”).
     (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be an amount equal to the Conversion Price in effect on the Mandatory Conversion Date.
     (c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
     (d) The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
     (e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designation, in the event of any Fundamental Change that results from or in an agreement with any Person that constitutes a Fundamental Change and pursuant to which the Common Stock will be converted into or becomes entitled to receive cash, securities or other property or rights, such agreement must provide that (i) the Holders shall receive, on an as-converted basis, effective immediately prior to the event constituting consummation of such Fundamental Change so as to be entitled to participate therein, the securities, cash and other property or rights receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party or (ii) provide that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock equal to the Liquidation Preference divided by the Applicable Conversion Price.
     Section 12. Voting Rights.
     (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in Section 2 and this Section 12.
     (b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designation) or the Company’s bylaws that would increase or decrease the aggregate authorized shares of Series B Preferred Stock or any Parity Security, increase or decrease the par value of the Series B Preferred Stock or any Parity Security or alter or change the powers, preferences or special rights of the Series B Preferred Stock or any Parity Security so as to affect them adversely. If an amendment, alteration or repeal described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
     (c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred shall have been converted into shares of Common Stock.
     Section 13. Fractional Shares.
     (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

     (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.
     (c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.
     Section 14. Reservation of Common Stock.
     (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Reference Purchase Price. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. The Company shall not issue capital stock at a price that would require the Conversion Price of the Series B Preferred Stock to be reduced (pursuant to the provisions of Section 10 hereof) to a price that would require the Company to issue shares of Common Stock upon the conversion of the Series B Preferred Stock in excess of the then authorized but unissued shares of Common Stock.
     (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations with respect to each Holder thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
     Section 15. Replacement Certificates.

     (a) The Company shall replace any mutilated stock certificate at the Holder’s expense upon surrender of that stock certificate to the Company. The Company shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.
     (b) The Company shall not be required to issue any stock certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock, or evidence of book-entry record ownership of such Common Stock, pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.
     Section 16. No Impairment. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against dilution or other impairment as provided herein.
     Section 17. Miscellaneous.
     (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 8333 Douglas Avenue, Dallas, Texas 75225, Attention: Chief Financial Officer, with a copy to the Company’s Legal Department at 8333 Douglas Avenue, Dallas, Texas 75225, Attention: General Counsel, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
     (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Resolution to be signed by its duly authorized officer, on June [___], 2008.

GUARANTY FINANCIAL GROUP INC.
By:
Ronald D. Murff
Senior Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Designation]